EXHIBIT 99.1


                             INSTRUCTIONS FOR USE OF
                   LADENBURG THALMANN FINANCIAL SERVICES INC.
                        SUBSCRIPTION RIGHTS CERTIFICATES

         The following instructions relate to the rights offering (the "Rights Offering") by Ladenburg Thalmann Financial Services Inc., a Florida corporation (the "Company"), to the holders of its common stock, par value $0.0001 per share (the "Common Stock"), and the holders of its outstanding options, warrants and senior convertible promissory notes as described in the Company's prospectus dated ______, 2002 (the "Prospectus"). Holders of record at the close of business on ________, 2002 (the "Record Date") will receive one (1) subscription right (the "Subscription Rights") for every ____ shares of Common Stock owned, or deemed owned, by them as of the close of business on the Record Date. An aggregate of ___________ Subscription Rights are being distributed in connection with the Rights Offering. The Company will accept the exercise of up to ___________ shares of Common Stock. Each Subscription Right is exercisable, upon payment of $___ (the "Subscription Price"), to purchase one share of Common Stock (the "Basic Subscription Right"). In addition, subject to the allocation described below, each Subscription Right also carries the right to subscribe at the Subscription Price for an unlimited number of additional shares of Common Stock (the "Over-subscription Privilege") (to the extent available, and subject to proration). See "Procedures of the Rights Offering - Basic and over-subscription privileges" in the Prospectus for more information.

         The Subscription Rights will expire at 5:00 p.m., New York City time, on ________, 2002 (as it may be extended, the "Expiration Date").

         You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate section of your Subscription Rights Certificate and returning the Subscription Rights Certificate to the Subscription Agent in the envelope provided.

         Your Subscription Rights Certificate must be received by the Subscription Agent, or guaranteed delivery requirements with respect to your Subscription Rights Certificates must be complied with, on or before the Expiration Date. Payment of the Subscription Price of all Subscription Rights exercised, including Over-subscription Privileges, including final clearance of any checks, must be received by the Subscription Agent on or before the Expiration Date. Once the Subscription Rights have been exercised, they may not be revoked.

         1. Subscription Privileges. To exercise Subscription Rights, complete and execute your Subscription Rights Certificate and send it, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-subscription Privilege, to the Subscription Agent. Delivery of the Subscription Rights Certificate must be made by mail or by overnight delivery. Facsimile delivery of the Subscription Rights Certificate will not constitute valid delivery. All payments must be made in United States dollars by:

         o by personal check, certified or cashier's check, bank draft or a postal, telegraphic or express money order payable to "American Stock Transfer & Trust Company, as Subscription Agent"; or

         o wire transfer of immediately available funds directed to the escrow account maintained by American Stock Transfer & Trust Company, as Subscription Agent, at Chase Manhattan Bank, 55 Water Street, New York, New York 10005, ABA#021-000021, Account #_________; or


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         o        in the case of persons acquiring more than _______ Shares, an alternative payment method arranged with the Subscription Agent and approved by the Company.

         1.1 Acceptance Of Payments. Payments will be deemed to have been received by the Subscription Agent only upon:

         o        the clearance of any uncertified check;

         o receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank or postal, telegraphic or express money order, or funds transferred through a wire transfer; or

         o receipt of funds by the Subscription Agent through an agreed upon alternative payment method.

If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, holders of Subscription Rights who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date. You are urged to consider payment by means of certified or cashier's check or money order.

         1.2 Procedures For Guaranteed Delivery. You may cause a written guarantee substantially in the form available from the Subscription Agent (the "Notice of Guaranteed Delivery") from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States or some other acceptable eligible guarantor institution qualified under a guarantee program, to be received by the Subscription Agent on or prior to the Expiration Date guaranteeing delivery of your properly completed and executed Subscription Rights Certificate within three trading days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your Subscription Rights Certificates must be received by the Subscription Agent within three trading days of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon written request from the Subscription Agent at the address, or by calling the telephone number, indicated below.

         1.3 Requirements for Nominee Holders. Banks, brokers and other nominee holders of Subscription Rights who exercise the Basic Subscription Right and the Over-subscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company as to the aggregate number of Subscription Rights that have been exercised, and the number of shares of Common Stock that are being subscribed for pursuant to the Over-subscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting. If such certification is not delivered in respect of a Subscription Rights Certificate, the Subscription Agent shall for all purposes (including for purposes of any allocation in connection with the Over-subscription Privilege) be entitled to assume that such certificate is exercised on behalf of a single beneficial owner. If more shares are subscribed for pursuant to the Over-subscription Privilege than are available for sale, shares will be allocated among beneficial owners exercising the Over-subscription Privilege in proportion to such owner's exercise of Subscription Rights pursuant to the Basic Subscription Right.

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         1.4 Contacting The Subscription Agent. The address and facsimile number of the Subscription Agent are as follows:

              BY FIRST CLASS MAIL OR REGISTERED MAIL:

                  American Stock Transfer & Trust Co.
                  59 Maiden Lane
                  New York, NY 10038

              BY HAND:

                  American Stock Transfer & Trust Co.
                  59 Maiden Lane New
                  York, NY 10038

              BY OVERNIGHT DELIVERY:

                  American Stock Transfer & Trust Co.
                  59 Maiden Lane
                  New York, NY 10038

         The Subscription Agent's telephone number is (718) 921-8200 and their facsimile number is (718) 234-5001.

         1.5 Partial Exercises; Effect Of Over- And Underpayments. If you exercise less than all of the Subscription Rights evidenced by your Subscription Rights Certificate, the Subscription Agent will issue to you a new Subscription Rights Certificate evidencing the unexercised Subscription Rights. However, if you choose to have a new Subscription Rights Certificate sent to you, you may not receive it in sufficient time to permit exercise of the Subscription Rights evidenced by the new certificate. If you have not indicated the number of Subscription Rights being exercised, or if the dollar amount you have forwarded is not sufficient to purchase (or exceeds the amount necessary to purchase) the number of Shares subscribed for, you will be deemed to have exercised the Basic Subscription Right with respect to the maximum number of whole Subscription Rights which may be exercised for the Subscription Price payment delivered by you. To the extent that the Subscription Price payment delivered by you exceeds the product of the Subscription Price multiplied by the number of Subscription Rights evidenced by the Subscription Rights Certificates delivered by you (such excess being the "Subscription Excess"), you will be deemed to have exercised your Over-subscription Privilege to purchase, to the extent available, that number of whole shares of Common Stock equal to the quotient obtained by dividing the Subscription Excess by the Subscription Price.

         2. Delivery Of Stock Certificates, Etc. The following deliveries and payments to you will be made to the address shown on your Subscription Rights Certificate unless you provide instructions to the contrary.

                  (a) Basic Subscription Right. As soon as practicable after the valid exercise of Subscription Rights and the Expiration Date, the Subscription Agent will mail to each exercising Subscription Rights holder certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Right.

                  (b) Over-subscription Privilege. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected and taking into account any delays or extensions in closing the over-subscription purchases, the Subscription Agent will mail to each Subscription Rights holder who validly exercises the Over-subscription Privilege the number of certificates representing shares of Common Stock purchased pursuant to the Over-subscription Privilege.

                  (c) Excess Payments. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Subscription Rights holder any excess payment submitted by such holder (without interest or deduction) in payment of the Subscription Price for Shares that are subscribed for but not allocated to such Subscription Rights holder pursuant to the Basic Subscription Right or Over-subscription Privilege.

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         3. Signatures.

                  (a) By Registered Holders. The signature on the
Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

                  (b) By Persons Other Than Registered Holders. If the Subscription Rights Certificate is executed by a person other than the registered holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

                  (c) Signature Guarantees. Your signature must be guaranteed by an Eligible Guarantor Institution if you specify special issuance or delivery instructions.

         4. Method Of Delivery. The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Subscription Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Date.

         5. Special Provisions Relating To The Delivery Of Subscription Rights Through Depository Facility Participants. In the case of holders of Subscription Rights that are held of record through the Depository Trust Company ("DTC"), exercises of the Basic Subscription Rights and the Over-subscription Privilege may be effected by instructing DTC to transfer Subscription Rights (such Subscription Rights hereafter referred to as "Depository Rights") from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Rights and the Over-subscription Privilege.